COMPUMED, INC.
FORM 10-KSB FOR THE PERIOD ENDED SEPTEMBER 30, 1999

EXHIBIT 23 - CONSENT OF INDEPENDENT AUDITORS

                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 333-68039, 333-07791 and 333-63433 and Forms S-3 No. 333-44805
and 333-82753) and each related Prospectus pertaining to the 1982 Stock Option Plan, 1992 Stock Option Plan, Non-Qualified Stock Option Plan Agreements and Consultant Agreement and the registration of 7,633,628 shares of common stock of CompuMed, Inc., of our report dated December 3, 1999, with respect to the consolidated financial statements of CompuMed, Inc. and subsidiaries included in its Annual Report (Form 10-KSB) for the year ended September 30, 1999, filed with the Securities and Exchange Commission.


                                                       Ernst & Young LLP

Los Angeles, California
December 27, 1999